Exhibit 5.1
[Letterhead of Schlumberger N.V.]
April 7, 2011
Schlumberger N.V.
(Schlumberger Limited)
5599 San Felipe, 17th Floor
Houston, Texas 77056

Re:	Schlumberger N.V. (Schlumberger Limited) Registration Statement on Form S-3
Ladies and Gentlemen:
I am the Secretary and General Counsel of Schlumberger N.V. (Schlumberger Limited), a Curaçao corporation (the “Company”), and am delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of:
          (i) the Company’s unsecured debt securities, which may either be senior debt securities or subordinated debt securities;
          (ii) guarantees of debt securities;
          (iii) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
In arriving at the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render this opinion. In my examination, I have assumed the genuineness of all signatures not witnessed by me, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to this opinion, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.
Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that with respect to shares of Common Stock, when:
(i)	the Board of Directors has taken all necessary corporate action to approve the issuance of and the terms of the offering of such shares of Common Stock and related matters, and

(ii)	such shares of Common Stock have been duly executed (in the case of certificated shares) and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.
I am admitted to practice in the State of Texas. I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, Curacao. I have, however, consulted with the law firm of STvB Advocaten (Curaçao) N.V., counsel qualified to practice in Curacao. Insofar as the opinion expressed above involves conclusions as to matters governed by the laws of Curacao, I am relying on the opinion of such counsel.
I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Alexander C. Juden

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